Exhibit 99.1

Endurance International Group Reports 2016 First Quarter Results

•	Combined pro forma* GAAP revenue of $277.8 million

•	Combined pro forma* adjusted revenue of $293.6 million

•	Combined pro forma* GAAP net income of $27.8 million

•	Combined pro forma* adjusted EBITDA of $94.7 million

•	GAAP revenue of $237.1 million

•	Adjusted revenue of $253.0 million

•	GAAP net income attributable to Endurance International Group Holdings, Inc. of $21.8 million

•	Adjusted EBITDA of $87.1 million

•	Total subscribers on platform were 5.446 million at quarter end

BURLINGTON, MA (May 3, 2016) — Endurance International Group Holdings, Inc. (NASDAQ: EIGI), a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online, today reported financial results for its first quarter ended March 31, 2016.

“We delivered an excellent quarter, reflecting our focus on operational and financial discipline,” commented Hari Ravichandran, chief executive officer and founder of Endurance International Group. “This quarter demonstrated a collective focus as we balanced our efforts between the initial integration of Constant Contact and the other initiatives we are simultaneously driving. I am very pleased with our performance, and am confident in our ability to drive the business for delivery of a strong fiscal 2016 and for years to come.”

First Quarter 2016 Financial Highlights

•	GAAP revenue for the first quarter of 2016 was $237.1 million, an increase of 34 percent compared to $177.3 million in the first quarter of 2015. GAAP revenue for the quarter includes the contribution of $39.1 million from Constant Contact, since February 10, 2016, the day after the closing date of the acquisition. Excluding this contribution, GAAP revenue was $198.0 million, an increase of 12 percent compared to the first quarter of 2015.

•	Adjusted revenue for the first quarter was $253.0 million, an increase of 42 percent compared to $178.7 million in the first quarter of 2015. Adjusted revenue for the quarter includes the contribution of $52.8 million from Constant Contact, since the acquisition close date of February 9, 2016. Excluding this contribution, adjusted revenue was $200.2 million, an increase of 12 percent compared to the first quarter of 2015.

•	Net income attributable to Endurance International Group Holdings, Inc. for the first quarter was $21.8 million, or $0.16 per diluted share, compared to net income of $0.9 million, or $0.01 per diluted share, for the first quarter of 2015. Net income was positively impacted by a tax benefit in the quarter of approximately $99.9 million related primarily to the reversal of reserves generated by the acquisition of Constant Contact.

•	Adjusted EBITDA for the first quarter was $87.1 million, an increase of 29 percent compared to $67.6 million in the first quarter of 2015.

•	GAAP cash from operations in the first quarter was $11.8 million, a decrease of 77 percent compared to $50.2 million for the first quarter of 2015. The first quarter 2016 reduction in GAAP cash from operations was due primarily to transaction, integration and restructuring, and legal expenses of $41.2 million, and increased interest expense.

•	Free cash flow (“FCF”), defined as GAAP cash from operations less capital expenditures and capital lease obligations, for the first quarter was $0.2 million compared to $42.0 million in the first quarter of 2015. The first quarter 2016 reduction in free cash flow was due primarily to transaction, integration and restructuring, and legal expenses of $41.2 million, and increased interest expense.

•	Adjusted FCF, which is FCF excluding the impact of transaction, integration and restructuring, and legal expenses of approximately $41.2 million, was $41.4 million.

First Quarter Operating Highlights

•	Total subscribers on platform were approximately 5.446 million, including approximately 566,000 subscribers from the Constant Contact acquisition, approximately 85,000 subscribers from the consolidation of WZ UK Ltd., both of which were completed in the first quarter, and a net increase of approximately 126,000 subscribers. See “Total Subscribers” below. The Constant Contact subscriber count has been updated to conform to the Endurance subscriber definition. This resulted in a subscriber count that is approximately 70,000 lower than it would have been using the Constant Contact definition.

•	Average revenue per subscriber (ARPS) for the first quarter was $16.44, compared to $14.37 for the same period a year ago. Excluding the impact of Constant Contact, ARPS for the first quarter was $13.87.

Fiscal 2016 Guidance:

The company is providing the following guidance as of the date of this release, May 3, 2016. This guidance includes the impact of the acquisition of Constant Contact.

For the full year ending December 31, 2016, the company expects:

	Combined Entity Pro Forma Basis*	Combined Entity – Closing Date Basis (based on closing date of February 9, 2016)
Adjusted Revenue	~ $1,225 million	~ $1,175 million
Adjusted EBITDA	~ $405 million	~ $400 million
Capital Expenditures	n/a	~ $60 million
Free Cash Flow**	n/a	$180-$190 million (before transaction, integration and restructuring, and legal expenses) and $140-$150 million (after transaction, integration and restructuring, and legal expenses)

*	Represents results or guidance, as applicable, for 2016 as if the acquisition of Constant Contact had occurred on January 1, 2016.
**	Guidance for FCF is calculated based upon the following estimated, approximate amounts: $200 million in GAAP cash flow from operations, less $60 million in capital expenditures and capital lease obligations. Guidance for FCF before transaction, integration and restructuring, and legal expenses (which we refer to as adjusted FCF) adds back approximately $50 million of these expenses.

Adjusted revenue, combined pro forma adjusted revenue, adjusted EBITDA, combined pro forma adjusted EBITDA, free cash flow (FCF), adjusted FCF, and ARPS are non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to their most comparable measure calculated in accordance with GAAP is provided in the financial statement tables included at the end of this press release. An explanation of these measures is also provided below under the heading “Use of Non-GAAP Financial Measures.” We have not reconciled our guidance for adjusted revenue or adjusted EBITDA to the most comparable GAAP metrics because we do not provide guidance for the reconciling items between these non-GAAP metrics and the most comparable GAAP metrics, as certain of these items are out of our control and/or cannot be reasonably predicted.

Conference Call and Webcast Information

Endurance International Group’s first quarter 2016 financial results teleconference and webcast is scheduled to begin at 8:00 a.m. EDT on Tuesday, May 3, 2016. To participate on the live call, analysts and investors should dial (888) 734-0328 at least ten minutes prior to the call. Endurance International Group will also offer a live and archived webcast of the conference call, accessible from the Investor Relations section of the company’s website at http://ir.endurance.com.

Use of Non-GAAP Financial Measures

In addition to our financial information presented in accordance with GAAP, we use certain “non-GAAP financial measures” described below to evaluate the operating and financial performance of our business, identify trends affecting our business, develop projections and make strategic business decisions. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that includes or excludes amounts that are included or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. We monitor the non-GAAP financial measures described below, and we believe they are helpful to investors, because we believe they reflect the operating performance of our business and help management and investors gauge our ability to generate cash flow, excluding some recurring and non-recurring expenses that are included in the most directly comparable measures calculated and presented in accordance with GAAP.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to adjustments for integration and restructuring expenses. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on our reported financial results. Furthermore, interest expense, which is excluded from some of our non-GAAP measures, has been and will continue to be for the foreseeable future a significant recurring expense in our business. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. We urge you to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate our business. For a further discussion of these measures, see our most recent Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission (SEC) on February 29, 2016.

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss) plus (i) changes in deferred revenue, depreciation, amortization, stock-based compensation expense, loss of unconsolidated entities, net loss on sale of assets, impairment of other intangibles, expenses related to integration of acquisitions and restructurings, transaction expenses and charges, certain legal advisory expenses, interest expense and income tax expense, less (ii) earnings and gains related to unconsolidated entities, net gain on sale of assets and the impact of purchase accounting related to reduced fair value of deferred domain registration costs. We view adjusted EBITDA as a performance measure. Due to our history of acquisitions and financings, we have incurred and will continue to incur charges for integration, restructuring and transaction expenses that primarily relate to the process of acquiring another business and integrating that business into our support and/ or technical platforms. We believe that adjusting for these items is useful to investors in evaluating the post integration performance of our company. We manage our business based on the cash collected from our subscribers and the cash required to acquire and service those subscribers. We believe highlighting cash collected and cash spent in a given period provides insight to an investor to gauge the overall performance of our business. Under GAAP, although subscription fees are paid in advance, we recognize the associated revenue over the subscription term, which does not fully reflect short-term trends in our operating results. In order to capture these trends and report our performance consistently with how we manage our business, we include the change in deferred revenue for the period in our calculation of adjusted EBITDA for that period.

Combined Pro Forma Adjusted EBITDA is a non-GAAP financial measure that we calculate as pro forma net income (loss) plus (i) changes in pro forma deferred revenue, pro forma depreciation, pro forma amortization, pro forma stock-based compensation expense, pro forma loss of unconsolidated entities, pro forma net loss on sale of assets, pro forma impairment of other intangibles, pro forma expenses related to integration of acquisitions and restructurings, pro forma transaction expenses and charges, pro forma interest expense and pro forma income tax expense, less (ii) pro forma earnings of unconsolidated entities, pro forma net gain on sale of assets and the pro forma impact of purchase accounting related to reduced fair value of deferred domain registration costs. We believe that presenting combined pro forma adjusted EBITDA is useful to investors because it provides a view of Adjusted EBITDA as if Constant Contact had been consolidated in our financial results during the applicable period.

Free Cash Flow, or FCF, is a non-GAAP financial measure that we calculate as cash flow from operations less capital expenditures and capital lease obligations and dividend from minority interest. We believe that FCF provides investors with an indicator of our ability to generate positive cash flows after meeting our obligations with regard to capital expenditures and payment of interest on our outstanding indebtedness.

Adjusted FCF is a non-GAAP financial measure that we calculate as FCF plus transaction expenses and charges, integration and restructuring expenses, and certain legal advisory expenses. We believe that this presentation of FCF provides investors with a helpful alternative view of our 2016 FCF by adding back expenses, most of which relate to our acquisition of Constant Contact, that we believe do not reflect the ongoing operating performance of our business.

Adjusted Revenue is a non-GAAP financial measure that we calculate as GAAP revenue adjusted to exclude the impact of any fair value adjustments to deferred revenue resulting from acquisitions. Historically, we also adjusted the amount of revenue to include the revenue generated from subscribers we added through business acquisitions as if those acquired subscribers had been our subscribers since the beginning of the period presented. Since the first quarter of 2014, we have included the revenue we add through business acquisitions from the closing date of the relevant acquisition. We believe that excluding fair value adjustments to deferred revenue is useful to investors because it shows our revenue prior to purchase accounting charges related to our acquisitions.

Combined Pro Forma Adjusted Revenue is a non-GAAP financial measure that we calculate as combined pro forma GAAP revenue adjusted to exclude the impact of any fair value adjustments to deferred revenue resulting from acquisitions. We believe that presenting combined pro forma adjusted revenue is useful to investors because it provides a view of Adjusted Revenue as if Constant Contact had been consolidated in our financial results during the applicable period.

Total Subscribers - We define total subscribers as those that, as of the end of a period, are identified as subscribing directly to our products on a paid basis, excluding accounts that access our solutions via resellers or that purchase only domain names from us. Historically, in calculating total subscribers, we included the number of end-of-period subscribers we added through business acquisitions as if those subscribers had subscribed with us since the beginning of the period presented. Since the first quarter of 2014, we have included subscribers we added through business acquisitions from the closing date of the relevant acquisition. Additionally, in the fourth quarter of 2014, we modified our definition of total subscribers to better reflect our expanding product mix by including paid subscribers to all of our subscription-based products, rather than limiting the definition to paid subscribers to our hosted web presence solutions. Subscribers of more than one brand, and subscribers with more than one distinct billing relationship with us, are counted as separate subscribers. Total subscribers for a period reflects adjustments to add or subtract subscribers as we integrate acquisitions and/or are otherwise able to identify subscribers that meet, or do not meet, this definition of total subscribers. Approximately 8 percent of the increase in total subscribers in the first quarter 2016 consists of these adjustments. Of the increase of approximately 777,000 in our total subscribers from December 31, 2015 to March 31, 2016, approximately 566,000 consisted of the subscriber base of Constant Contact, which we acquired in the first quarter 2016, and approximately 85,000 consisted of subscribers of our WZ UK Ltd. joint venture, which we consolidated in our financial results in January 2016.

Average Revenue Per Subscriber, or ARPS, is a non-GAAP financial measure that we calculate as the amount of adjusted revenue we recognize in a period, including marketing development funds and other revenue not received from subscribers, divided by the average of the number of total subscribers at the beginning of the period and at the end of the period, which we refer to as average subscribers for the period. We believe ARPS is an indicator of our ability to optimize our mix of products and services and pricing and sell products and services to new and existing subscribers. As we on-board new subscribers, we typically on-board them at introductory prices, which negatively impacts ARPS. Furthermore, ARPS can be impacted by our acquisitions since the acquired subscribers may have higher or lower than average ARPS, and by adjustments to our total subscribers figure as described above. ARPS does not represent an exact measure of the average amount a subscriber spends with us each month, since our calculation of ARPS is impacted by revenues generated by non-subscribers.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning our financial guidance for fiscal year 2016; the expected benefits associated with the combination of the Endurance and Constant Contact businesses; and our expected financial and operational performance in general. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “believes,” “estimates,” “will,” “may”, “continue”, “confident,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks set forth under the caption “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 29, 2016 and other reports we file with the SEC. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

About Endurance International Group

Endurance International Group (NASDAQ: EIGI) helps millions of small businesses realize their dreams. The company equips small businesses worldwide with products and technology to power their online web presence, email marketing, mobile business solutions, and more. Endurance’s best in class family of brands includes Constant Contact, Bluehost, HostGator, Domain.com, BigRock, SiteBuilder, and Impress.ly, among others. Headquartered in Burlington, Massachusetts, Endurance employs more than 3,900 people across the United States, Brazil, India, Israel, and the United Kingdom. For more information, visit endurance.com.

Endurance International Group and the compass logo are trademarks of The Endurance International Group, Inc. Constant Contact, the Constant Contact logo and other brand names of Endurance International Group are trademarks of The Endurance International Group, Inc. or its subsidiaries.

Investor Contact:

Angela White

Endurance International Group

(781) 852-3450

ir@endurance.com

Press Contact:

Lark-Marie Antón

Endurance International Group

(781) 852-3212

press@endurance.com

Endurance International Group Holdings, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	December 31, 2015	March 31, 2016
Assets
Current assets:
Cash and cash equivalents	$33,030	$79,277
Restricted cash	1,048	3,481
Accounts receivable	12,040	10,929
Prepaid domain name registry fees	55,793	59,021
Prepaid expenses and other current assets	15,675	40,003

Total current assets	117,586	192,711
Property and equipment—net	75,762	113,707
Goodwill	1,207,255	1,830,244
Other intangible assets—net	359,786	731,941
Deferred financing costs	—	6,137
Investments	27,905	29,903
Prepaid domain name registry fees, net of current portion	9,884	10,166
Other assets	4,322	5,767

Total assets	$1,802,500	$2,920,576

Liabilities, redeemable non-controlling interest and stockholders’ equity
Current liabilities:
Accounts payable	$12,280	$19,989
Accrued expenses	50,869	83,099
Deferred revenue	285,945	349,951
Current portion of notes payable	77,500	35,700
Current portion of capital lease obligations	5,866	6,464
Deferred consideration—short term	51,488	52,436
Other current liabilities	3,973	3,881

Total current liabilities	487,921	551,520
Long-term deferred revenue	79,682	87,464
Notes payable—long term, net of original issue discounts of $0 and 28,374, and deferred financing costs of $990 and $45,669, respectively	1,014,885	1,992,707
Capital lease obligations—long term	7,215	5,191
Deferred tax liability—long term	28,786	47,853
Deferred consideration—long term	813	—
Other liabilities	3,524	6,105

Total liabilities	$1,622,826	$2,690,840

Redeemable non-controlling interest	—	16,262
Commitments and contingencies
Stockholders’ equity:
Preferred Stock—par value $0.0001; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock—par value $0.0001; 500,000,000 shares authorized; 132,024,558 and 132,579,860 shares issued at December 31, 2015 and March 31, 2016, respectively; 131,938,485 and 132,493,787 outstanding at December 31, 2015 and March 31, 2016, respectively	14	14
Additional paid-in capital	848,740	861,898
Accumulated other comprehensive loss	(1,718)	(42,887)
Accumulated deficit	(667,362)	(645,551)

Total stockholders’ equity	179,674	213,474

Total liabilities, redeemable non-controlling interest and stockholders’ equity	$1,802,500	$2,920,576

Endurance International Group Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Income

(unaudited)

(in thousands, except share and per share amounts)

	Three Months ended March 31,
	2015	2016
Revenue	$177,318	$237,113
Cost of revenue	100,974	136,476

Gross profit	76,344	100,637

Operating expense:
Sales and marketing	35,044	79,294
Engineering and development	5,371	16,255
General and administrative	17,207	40,279
Transaction expenses	1,523	31,120

Total operating expense	59,145	166,948

Income (loss) from operations	17,199	(66,311)

Other income (expense):
Other income	—	11,410
Interest income	92	134
Interest expense	(14,321)	(30,371)

Total other expense—net	(14,229)	(18,827)

Income (loss) before income taxes and equity earnings of unconsolidated entities	2,970	(85,138)
Income tax expense (benefit)	978	(99,902)

Income before equity earnings of unconsolidated entities	1,992	14,764

Equity loss of unconsolidated entities, net of tax	1,108	683

Net income	$884	$14,081

Net loss attributable to non-controlling interest	—	(7,730)

Net income attributable to Endurance International Group	$884	$21,811

Comprehensive income (loss):
Foreign currency translation adjustments	(616)	342
Unrealized loss on cash flow hedge, net of taxes of $0 and $606 for the three months ended March 31, 2015 and 2016	—	(1,511)

Total comprehensive income	$268	$20,642

Basic net income per share	$0.01	$0.17

Diluted net income per share	$0.01	$0.16

Weighted-average common shares used in computing net income per share:
Basic	130,996,079	132,178,693

Diluted	132,675,938	133,563,884

Endurance International Group Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended March 31,
	2015	2016
Cash flows from operating activities:
Net income	$884	$14,081
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	7,866	13,172
Amortization of other intangible assets from acquisitions	21,298	29,874
Impairment of other intangible assets	—	1,437
Amortization of deferred financing costs	20	911
Amortization of net present value of deferred consideration	138	783
Amortization of original issue discounts	—	449
Stock-based compensation	3,971	18,388
Deferred tax expense (benefit)	381	(103,203)
(Gain) loss on sale of assets	40	(1)
Gain from unconsolidated entities	—	(11,410)
Loss of unconsolidated entities	1,108	683
Loss from change in deferred consideration	196	21
Changes in operating assets and liabilities:
Accounts receivable	1,785	2,144
Prepaid expenses and other current assets	(4,741)	(15,673)
Accounts payable and accrued expenses	2,344	16,973
Deferred revenue	14,933	43,143

Net cash provided by operating activities	50,223	11,772

Cash flows from investing activities:
Businesses acquired in purchase transactions, net of cash acquired	—	(881,709)
Cash paid for minority investment	—	(600)
Purchases of property and equipment	(7,249)	(10,140)
Proceeds from sale of assets	26	—
Deposits of principal balances in restricted cash accounts	(338)	(737)

Net cash used in investing activities	(7,561)	(893,186)

Cash flows from financing activities:
Proceeds from issuance of term loan and notes, net of original issue discounts	—	1,056,178
Repayments of term loans	(2,625)	(8,925)
Proceeds from borrowing of revolver	7,000	16,000
Repayment of revolver	(36,000)	(83,000)
Payment of financing costs	—	(51,605)
Payment of deferred consideration	(488)	(707)
Payment of redeemable non-controlling interest liability	(10,181)	—
Principal payments on capital lease obligations	(930)	(1,439)
Proceeds from exercise of stock options	353	593

Net cash provided by (used in) financing activities	(42,871)	927,095

Net effect of exchange rate on cash and cash equivalents	(506)	566

Net (decrease) increase in cash and cash equivalents	(715)	46,247
Cash and cash equivalents:
Beginning of period	32,379	33,030

End of period	$31,644	$79,277

Supplemental cash flow information:
Interest paid	$14,226	$16,659
Income taxes paid	$702	$968

The following table reflects the reconciliation of net income calculated in accordance with GAAP to Adjusted EBITDA (all data in thousands):

	Three Months Ended March 31,
	2015	2016
Net income	$884	$14,081
Stock-based compensation	3,971	18,388
(Gain) loss on sale of assets	40	(1)
(Gain) loss of unconsolidated entities (1)	1,108	(10,727)
Amortization of other intangible assets	21,298	29,874
Amortization of deferred financing costs and original issuance discounts	20	1,360
Impairment of other intangibles	—	1,437
Changes in deferred revenue	14,933	43,143
Impact of reduced fair value of deferred domain registration costs	(678)	(291)
Transaction expenses and charges	1,523	31,120
Integration and restructuring expenses	1,418	15,037
Legal advisory expenses (2)	—	1,540
Depreciation	7,866	13,172
Income tax expense (benefit)	978	(99,902)
Interest expense, net (excluding impact of amortization of deferred financing costs and original issuance discounts)	14,209	28,877

Adjusted EBITDA	$67,570	$87,108

(1)	The gain of unconsolidated entities is reported on a net basis for the three months ended March 31, 2016. The three months ended March 31, 2016 includes an $11.4 million gain on our investment in WZ UK Ltd. This gain was generated on January 6, 2016, when we increased our ownership stake in WZ UK Ltd. from 49% to 57.5%, which required a revaluation of our existing investment to its implied fair value. This $11.4 million gain was partially offset by our proportionate share of net losses from unconsolidated entities of $0.7 million.
(2)	Consists of legal and related advisory expenses associated with securities class action litigation and related matters and the SEC subpoenas received by us and Constant Contact in December 2015.

The following table reflects the reconciliation of cash flows from net cash provided by operating activities to Free Cash Flow (“FCF”) and Adjusted FCF (all data in thousands):

	Three Months Ended March 31,
	2015	2016
GAAP Cash Flow from Operations	50,223	11,772
Less:
Capital expenditures and capital lease obligations (1)	(8,179)	(11,580)

Free Cash Flow	$42,044	$192

Adjustments Plus:
Transaction expenses and charges	1,845	35,367
Integration and restructuring expenses	1,931	4,837
Legal advisory expenses (2)	—	993

Adjusted Free Cash Flow	$45,820	$41,389

(1)	Capital expenditures include payments under capital leases for software. During the three months ended March 31, 2015 and March 31, 2016, these payments amounted to $0.9 million and $1.4 million, respectively. The remaining balance on the capital leases is $11.7 million as of March 31, 2016.
(2)	Consists of legal and related advisory expenses associated with securities class action litigation and related matters and the SEC subpoenas received by us and Constant Contact in December 2015.

The following table provides a reconciliation of income tax expense (benefit) included in the Adjusted EBITDA table above and in our consolidated statements of operations and comprehensive income to the income taxes paid amount in our consolidated statements of cash flows (all data in thousands).

	Three Months Ended March 31,
	2015	2016
Income tax expense (benefit) in consolidated statements of operations and comprehensive income	$978	$(99,902)
Less: non-cash deferred tax expense (benefit)	381	(103,203)
Plus: decrease (increase) in accrued income taxes	105	(2,333)

Income taxes paid in consolidated statements of cash flows	$702	$968

The following table provides a reconciliation of net interest expense included in the Adjusted EBITDA table above to net interest expense in our consolidated statements of operations and comprehensive income and to interest paid in our consolidated statements of cash flows (all data in thousands).

	Three Months Ended March 31,
	2015	2016
Interest expense, net (excluding amortization of deferred financing costs and original issue discounts)	$14,209	$28,877
Amortization of deferred financing costs and original issuance discounts	20	1,360
Other income	—	(11,410)

Total other expense, net in consolidated statements of operations and comprehensive income	$14,229	$18,827

Add:
Other income	—	11,410
Less:
Amortization of deferred financing costs and original issuance discounts	(20)	(1,360)
Amortization of net present value of deferred consideration	(138)	(783)
(Increase) decrease in accrued interest	63	(11,569)
Interest income	92	134

Interest paid in consolidated statements of cash flows	$14,226	$16,659

The following table reflects the reconciliation of revenue calculated in accordance with GAAP to adjusted revenue and ARPS (all data in thousands, except ARPS data):

	Three Months Ended March 31,
	2015	2016
Revenue	$177,318	$237,113
Purchase accounting adjustment	1,395	15,843

Adjusted revenue	$178,713	$252,956

Total subscribers	4,206	5,446
Average subscribers for the period	4,147	5,128
ARPS	$14.37	$16.44
Adjusted revenue attributable to Constant Contact	—	52,723
Adjusted revenue excluding Constant Contact	—	200,233
Total subscribers excluding Constant Contact	4,206	4,883
Average subscribers excluding Constant Contact	4,147	4,812
ARPS excluding Constant Contact	$14.37	$13.87

The following table reflects the reconciliation of revenue calculated in accordance with GAAP to combined pro forma revenue and combined pro forma adjusted revenue (all data in thousands):

Three Months Ended March 31, 2016
Revenue	$237,113
Constant Contact revenue pre-acquisition	41,088
Eliminations	(395)

Combined pro forma GAAP revenue	$277,806

Purchase accounting adjustment	15,843

Combined pro forma adjusted revenue	$293,649

The following table reflects the reconciliation of net income calculated in accordance with GAAP to combined pro forma net income and combined pro forma Adjusted EBITDA (all data in thousands):

Three Months Ended March 31, 2016
Net income	$14,081
Constant Contact net income pre-acquisition	(8,038)
Eliminations	21,797

Combined pro forma net income	$27,840

Stock-based compensation	20,197

(Gain) loss of unconsolidated entities, (gain) loss sale of assets, and other (1)	(11,911)
Amortization of other intangible assets	37,877
Impairment of other intangibles	1,437
Changes in deferred revenue	43,754
Impact of reduced fair value of deferred domain registration costs	(291)
Transaction expenses and charges	—
Integration and restructuring expenses	15,037
Legal advisory expenses (2)	1,797
Depreciation	15,213
Income tax benefit	(97,863)
Interest expense, net	41,592

Combined pro forma Adjusted EBITDA	$94,679

(1)	The gain of unconsolidated entities is reported on a net basis for the three months ended March 31, 2016. The three months ended March 31, 2016 includes an $11.4 million gain on our investment in WZ UK Ltd. This gain was generated on January 6, 2016, when we increased our ownership stake in WZ UK Ltd. from 49% to 57.5%, which required a revaluation of our existing investment to its implied fair value. This $11.4 million gain was partially offset by our proportionate share of net losses from unconsolidated entities of $0.7 million.
(2)	Consists of legal and related advisory expenses associated with securities class action litigation and related matters and the SEC subpoenas received by us and Constant Contact in December 2015.